NSARExhibit 77O
811-08201

Securities Purchased in Underwritings Involving Transactions with Sanford C. Bernstein and Co.
Subject to Rule 10f-3 Under the Investment Company Act of 1940

10f-3 Transactions <> October –December 2010

AB Greater China ’97 Fund

Security*	Date Purchased*	Shares Purchased	Price per Share	Underwriting Concession**	Shares Purchased by AB including the Funds	Total Shares Offered	% of Offering Purchased by AB including the Funds	Purchased From	Shares Held 12/31/10	Price per Share 12/31/10
AIA Group Ltd.	10/29/2010	217,200	19.68 HKD/ $2.54	3.06 HKD/ $0.394	80,000,000	8,083,230,800	0.99%	Deutsche Bank	497,400	21.85 HKD/ $2.81

* The securities were part of an Eligible Rule 144A Offering.

(1) Aggregate purchases by all AB buy-side clients, including the Fund, may not exceed:
(a) if purchased in an Offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the Offering of such class; or
(b) if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the Offering of such class sold by the underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the Offering of such class in any concurrent public Offering.